Exhibit 10.1.4
                            AGREEMENT

THIS AGREEMENT is made by between thatlook.com, Inc., a business corporation organized under the laws of the state of Nevada with its principal offices located at 5008 Route 611, Stroudsburg, Pennsylvania 18360 ("Client"), and Sivla, Inc., a business corporatlon organized under the laws of the state of California with its principal offices located at 1006 4'h Street - Top Floor, Sacramento, California 96814 ("Sivla").

WHEREAS Client is a publicly traded company (OTC:BB THAT) offering elective cosmetic surgery financing across the United States; and

WHEREAS Sivla is in the media brokerage, public relations and production services business with access to media advertising including, without limitation, television, billboard, radio, print, Internet or other advertising.

NOW, THEREFORE in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. Nature of Agreement. Client engages Sivla and Sivla agrees to be engaged by Client to provide media advertising, public relations and production services throughout the United States and Canada in exchange for certain shares of the common stock of Client

2. Definitions For the purposes of this agreement, the following terms, as used in this Agreement, are understood to have the meanings stated herein:

       a. Media Advertising - Media Advertising shall consist of any combination oftelevision, billboard, radio, print, Internet or other advertising. Media Advertising, as defined herein, is subject to availability, through Sivla's normal means of procurement, at time of advertising placement.

       b. Rate Card -Rate Card refers to the maximum published rate for a given Media advertising product (also referred to as the published rate card). In this case, the term "a given Media advertising product" includes, but is not limited, to the length, time, size, time of placement, time of running or time of airing of such advertising as shall govern its maximum published rate.

       c. Public Relations - As it pertains to this Agreement, Public Relations is the art of inducing the public to have art understanding of and goodwill towards the Client's products and services. This is accomplished through myriad means including, without limitation, press releases, event promotion, provision of information regarding the Client's products and services to the public in conjunction with sponsorships, and Internet and/or 800 number dial in product conferences.

       d. Production Services -Production services includes the development of creative ideas to sell the Client's products and formatting the creative work in the proper farm for tile media venue intended (e.g. color separations for four color process magazine insertions)


3. Effective Date. The Effective Date of this Agreement shall be June 30th 2000 regardless of the date this Agreement becomes fully executed by the parties hereto.

4. Purpose of Agreement: As stated above, Client engages Sivla and Sivla agrees to be engaged by Client to provide media advertising, public relations and, production services throughout the United States and Canada in exchange fox certain shares of the common stock of Client. This (Section) of the Agreement sets forth the terms governing the procurement of various media advertising, public relations and production services by Sivla for Client in exchange for the issuance of the common stock of Client.

       a. Agreement Amount. The parties hereto agree that it is their intention to transact up to thirty-eight million ($38,000,000) dollars of Media Advertising, as defined and valued herein according to standard Rate Card (Section 2.b.), up to two million ($2,000,000) dollars of Public Relations, as defined and valued herein, and one hundred and fifty thousand ($150,000) dollars of Production Services in exchange for shares of the common stock of Client together with a promissory note (see-Exhibit "A" attached hereto) in the amount of one hundred and fifty thousand ($150,000) dollars for ancillary production expenses. The obligation represented by the promissory note attached hereto as Exhibit "A" shall be retired early in the event that Client raises over one million one hundred fifty thousand ($1,150,000) dollars of investment capital in net proceeds to Client, in the aggregate on or before December 31, 7000.

       b. Term of Agreement. The parties hereto anticipate transacting the up to thirty eight million ($38,000,000) dollars of media advertising and up to two million ($2,000,000) dollars of public relations, both. as valued and defined previously, for common stock over the course of three (9) years as more fully described below.

       c. Valuation of Client's stock. Client's common stock shall be valued at two ($2.6666667) dollars per share until such tune as seventy-five (75%) percent of this $40,000,000 contract has been used (the "First Round"). For the remaining $10,000,000 of this contract (the "Second Round"), Client's stock shall be valued upon such terms as Sivla and Client shall mutually agree upon prior to the start of the Second Round under this Agreement.

       d. Periodic Advertising Allotment. Client and Sivla agree to transact the advertising and public relations in two rounds, The First Round shall include twenty eight million five hundred thousand ($28,500,000) dollars of advertising and one million five hundred thousand ($1,500,000) dollars of public relations, as valued and defined hereinabove. The Second Round shall include nine million five hundred thousand ($9,500,000) dollars of advertising and five hundred thousand ($500,000) dollars of public relations as valued and defined hereinabove.

       e. Selection of Advertising. Sivla shall recommend media advertising to Client by submitting a written description of the media advertising, which includes: demographic information on the recommended advertising, a Rata Card (as defined hereinabove) and the cost of the proposed media advertising. Media advertising shall he deemed approved if not rejected by Client within three
(3) business days from Clients receipt of Sivla's recommendation, In recognition of Sivla's expertise in the area of advertising and public relations, Client grants Sivla certain marketing control subject to the parameters set forth in Exhibit "B," hereto, entitled "Marketing Control parameters."

       f. Pricing of Advertising. The pareses hereto agree that certain unease outlets may not publish a Rate Card. In the event that a given media outlet does riot publish a Rate Card, Sivla shall submit a pricing letter to Client art such media outlet's recommendation.

       g. Delivery of Shares. Within fifteen (15) days of flat above stated Effective Date, Client shall cause eleven million two hundred fifty thousand (11,250,0,00) shares of Rule 144 restricted common stock to be delivered to Sivla, or its designee, (see 4(h), below) in payment fox media advertising,

       h. Registration Rights & Restrictions- Client grants to Sivla demand registration rights with respect to two million two hundred fifty thousand (2,260,000) shares of the shares transferred hereunder, with such rights to become effective and exercisable beginning 120 days from the Effective Date of this Agreement. Notwithstanding these demand registration rights, Client also grants to Sivla piggyback registration rights with respect to these same shares, with such rights to become effective and exercisable beginning immediately upon the Effective Date of this Agreement. With regard to either or both of the demand and the piggyback registration rights granted to Sivla in this paragraph, such rights are subject to rights granted to others previous to the Effective Date of this Agreement. As a farther restriction, Sivla agrees not to oppose any sale of Client wherein Client shall receive at least three ($x.00) dollars per share in United States currency, or an equivalent value in registered common stock of a NASDAQ, American Stock Exchange ax New York Stock Exchange listed company, for each thatlook.com share then issued sand outstanding.

       i. Verification of Advertising, Sivla shall provide Client with written verification that Media advertising has run. In the event that any approved advertising does not run it will be the obligation of Sivla to replace the advertising with other approved advertising of equal value or issue a credit for that portion that did not run. Sivla agrees to provide client with a monthly report within two weeks of the cross of the immediately preceding month wherein such report shall, include, but not necessarily be limited to the amounts debited against Client's Media, Public Relations and Production Services accounts in the prior month, the amounts debited against these same accounts to data and the amounts that are as estimated to 1e debited against these accounts for each of the next two months.

       j. Termination of Agreement. Either party may elect to terminate this Agreement prior to tile commencement of the Second Round by serving the other party with, written notice as required by 9 9, below, at least ninety (90) days prior to the commencement of the Second Round. The parties expressly agree that any media advertising previously approved by Client and Sivla shall be fully funded in accordance with the provisions of the preceding 4. Similarly, Client's right to verification and Sivla's responsibility to provide verification or replacement Media advertising shall survive any termination of this Agreement.

5.    Defaults.

       a. Client's Default, Any default by Client in the payment of any amount when due under this agreement, or any extension hereof, or arty failure by Client to fulfill any other provisions of this Agreement shall entitle Sivla, at its sole option, to terminate this Agreement upon ten (10) days notice in accordance with $9, below, ant, notwithstanding any provision hereof W the contrary, Client shall remain liable to Sivia for all loss or damage sustained by Sivla by reason of any such failure or default.

       b. Sivla's Default. Any default by Sivla in the provision of media contracted for or in the payment to others for services contracted on behalf of Client including but not limited to advertising of any sort, or any failure by Sivla to fulfill any other provisions of this Agreement shall entitle Client, at its sole option, to terminate this Agreement upon ten (10) days notice in accordance with Section 9, below. Notwithstanding any provision hereof to the contrary, Sivla shall be obligated in the event of such termination to return all shares issued to it or its designees for which advertising, public relations and media services have not been booked hereunder and as subject to verification under Section 41 hereof.

6. Lack of Representations by Sivla. Sivla will use its best efforts to recommend Media advertising, which Sivla believes will be beneficial to Client. Client's execution of this Agreement indicates its acknowledges tent that Sivla has made no representations, express or implied, regarding the ultimate success or failure of the Media Advertising to be run pursuant to the Agreement. However, Sivla warrants and represents that a reasonable auditor would value the Media Advertising received during the First Round of this Agreement at no less than five million ($5,000,000) dollars based on generally accepted accounting principals (GAAP) or generally accepted accounting standards (GAAS).

7. Noncompetition & Noncircumvention. Both parties to this Agreement agree that each will refrain, directly or indirectly from utilizing information gained from the other party in any way other than as contemplated hereunder. Further neither party will circumvent the other party by attempting to take advantage of research and development performed by either party. Thu parties realize that this noncompete/noncircumvention provision is an essential and material part of this agreement. At the termination of this Agreement or any renewals or extensions hereof, each party shall return to the other any arid all confidential information received pursuant hereto.

8.    Reciprocal Indemnification.

       a. Client's Indemnification. Client shall protect, defend, indemnify and hold harmless Sivla and its officers, directors, employees, successors and assigns from and against any losses, damages (including, without limitation, consequential damages and penalties) and expenses (including, without limitation, reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by Sivla and its officers, directors, employees, successors and assigns which are related to any breach by Client of its representations and warranties, or of its covenants, in this Agreement. Further, Client specifically agrees to protect, defend, indemnify and hold harmless Sivla from and against any losses, damages and expenses incurred defending against a shareholder derivative action initiated by shareholders of Client,

       b. Sivla's Indemnification. Sivla shall protect, defend, indemnity and hold harmless Client, and its officers, directors, employees, successors and assigns from and against any losses, damages (including, without limitation, consequential damages and penalties) and expenses (including, without limitation, reasonable counsel fees, costs arid expenses incurred in investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by Client and its officers directors, employees, successors and assigns which are related to any breach by Sivla of its representations and warranties, or of its covenants, in this Agreement.

9. Notices. All necessary notices or correspondence required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given when hand delivered or when mailed postage prepaid try first class certified mail, return receipt requested:

If to Client
              thatlook.com, Inc.
              5003 Route 611.
              Stroudsburg, Pennsylavania 1$3600



With a copy.
_
If to Sivla:
              Sivla, Inc.
              1006 4th Street - Top Floor
              Sacramento, California 95814

With a copy:  William McNeir Richmond, Esq.
              William McNeir Richmond, P.C.
              7 Dawson Street
              P.O. Box #889
              Milton, New Hampshire 03851-0889


10. Public Announcements. Except as may be required by law, neither party shall make any public announcement ox filing with respect to the transactions provided for herein without the prior consent of the other party.

11. Attorney's Pees. If either party hereto shall breach any of the terms hereof, such party shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, Including attorneys' fees, incurred by such party in enforcing the terms of this Agreement.

12. Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement shall be construed to create arty rights in third parties as third party beneficiaries or otherwise. This Agreement shah not be assigned to any party without the prior written consent of the other party, but no such assignment shall relieve the assigning party of its obligations.

13. Force Majueure Whenever a period of tune is herein prescribed for the taking of any action by either party hereto, such party shall riot be liable or responsible for any delays due to strikes, riot, acts of Gad, shortages of labor ox materials, wax, governmental laws and regulations or arty other cause whatsoever beyond the control of such party.

14. Amendment and Waiver. This Agreement may be amended, or any Provision of this Agreement may be waived, provided that any amendment or waiver will be binding on Client only if such amendment or waiver is set forth in a writing executed by Client, and provided that any amendment or waiver will be binding upon Sivla only if such amendment or waiver is set forth in a writing executed by Sivla. The waiver of any party of a breach of arty provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

15. Construction & Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania as if the Agreement were fully executed and performed under the laws of the Commonwealth of Pennsylvania so that the principles of conflicts of laws would not apply.

16. Severability. Should any provision of this Agreement be determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision shall be amended by the parties hereto so as to make it valid, legal and enforceable but keeping it as close to ifs original meaning as possible. The invalidity, illegality or unenforceability of any provision shall riot affect in any manner the other provisions herein contained, which remain in full force and effect.

17. Grammatical Usage. Throughout this Agreement, reference to the neuter gender shall be deemed to include the masculine and feminine, the singular the plural and the plural the singular, as indicated by the context tit which used.

18. Headings, Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this .Agreement.

19. Counterparts. This Agreement may be executed In numerous counterparts, all of which shall be considered one and the same agreement. For purposes of this Agreement only, facsimile signatures shall be considered original signatures.

20. Entire Agreement. This Agreement contains all of the harms agreed upon by the parties with respect to the subject matter of this Agreement and supersede all prior agreements, representations arid warranties of the parties as too the subject matter of this Agreement.

BY CAUSING THIS AGREEMENT TO B8 EXECUTED HERE BELOW, THE PARTIES IES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, Sivla and Client have executed thus Agreement in multiple duplicate originals.

AGREED TO & ACCEPTED BY:                 AGREED TO & ACCEPTED BY:
SIVLA INC.                               THATLOOK.COM


By:/s/Norman F. Alvis   Date 6/28/00   By:/s/Gerard A. Powell  Date:6/28/00
   ------------------        --------     -------------------       -------
   Norman F. Alvis, its President         Gerard A. Powell, its President
   and not individually                   and not individually

                                        /s/Karen Morris
---------------------                   -------------------------
Witness                                 Witness
State of California                     Commonwealth of Pennsylvania
County of Sacramento                    Monroe


Norman F, Alvis personally appeared      Gerard A. Powell personally appeared
before me and acknowledged his           before me and acknowledged his
execution of the foregoing               execution of the foregoing
instrument to be the free act            instrument to be the free act
and deed of Sivla,Inc.                   and deed of thatlook,com, Inc.

Before me,                               Before me,
/s/Jacqueline H. Vacher                  /s/ Christina Cooke
-----------------------                  --------------------
Notary Public                            Notary Public
My Commission expires:5-10-2003          My Commission expires:


Jacqueline H.Vacher                      Notarial Seal
Commission #1219038                      Christina Cooke, Notary Public
Notary Public-California                 Allentown, Lehigh County
Sacramento County                        My Commission Expires Oct. 2, 2000
My Comm. Expires May 10, 2003

                                    EXHIBIT "A"
                                  PROMISSORY NOTE


FOR VALUE RECEIVED, thatlook.com, Inc., a Nevada business corporation, hereby promises to pay, to the order of Sivla, Inc, ("Holder") or any subsequent Holder hereof, the sum of One Hundred and Fifty Thousand ($150,000) Dollars in United States currency together with interest at the rate of twelve (12%) percent on the unpaid balance. Said sum shall be repaid in the following manner:

This Note shall be due and payable on, July 1st 2001. Principal and Interest totaling One Hundred and Sixty- Eight Thousand ($7.68,000) dollars shall be repaid in a single payment on or before July 1st 2002.

This Note may be prepaid at any time, in whole or in part, without penalty. To the extent that this Note is prepaid, the calculation of the Interest due to the Holder shall be pro rated, based upon the number of days the note has been outstanding, beginning with June 30, 2000, and based upon a 365 day year. This Note shall, at the option of any Holder hereof, be Immediately due and payable upon the failure of any payment to be made within thirty (30) days of its due date. Upon such failure, this Note shall accelerate and Interest shall accrue at the rate of eighteen (18%) percent do the entire balance then due until said failure is remedied or this Note is fully discharged.

In the event this Note shall be fn default and placed with an attorney for collection, then thatlook.com Inc. agrees to pay all reasonable attorney's fees and costs of collection. Payment hereunder shall be made to such address as may from time to time be designated by any Holder hereof.

thatlook.com, Inc. agrees to remain fully bound until this Note is fully paid. No modification, waiver, or other indulgence shall be binding unless in writing; and any indulgence on any one occasion shall not operate as an indulgence for any other or future occasion. Any modification or change of terms granted by any holder hereof shall be valid arid binding upon the undersigned. The rights of any holder hereof shall be cumulative and not necessarily successive. This Note shall take effect and shall be construed, governed and enforced i" accordance with the laws of the State of New York.

This Note may be executed in multiple counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the earns instrument.

                                        THATLOOK.COM
/S/Karen Morris                         By: /s/Gerard A. Powell
---------------                           ----------------------
Witness

/s/Marvin Metzger
-----------------
Witness






EXHIBIT "B"

MARKETING CONTROL PARAMETERS

Marketing control shall be given to Sivla for a period of five (5) months commencing on the Effective Date of the Agreement. During this five (5) month period, Sivla, through its efforts of creative and media selection, must create an advertising "Cost/Consultation" of two hundred and fifty ($250.00) dollars or less. The formula for arriving at the "Cost/Consultation" is the amount of media dollars spent divided by the amount of approved patients who present at the doctors offices during a given time period. The $250 "Cost/ Consultation" is contingent upon verification of Client's "Cost/Consultation" of one hundred seventy-five ($175.00) dollars on a year-to-date basis.

Further, during the same five (5) month time period, Sivla must attain a "Cost/Surgical Event" of twelve hundred and eight ($1,208.00) dollars or less. The formula for arriving at the "Cost/Surgical Event" is the amount of media dollars spent divided by the number of surgical events during a given time period. The $1,208 "Cost/Surgical Event" is contingent upon verification of Client's "Cost/Surgical Event" of eight hundred and forty-five ($84.00) dollars on a year-to-date basis.

In the event that Client verifies its above-stated "Cost/Consultation" and "Cost/Surgical Event" and Sivla fails to attain its stated goals within five
(5) months from, the Effective Date of the Agreement, marketing control shall revert to Client. Should marketing control revert to Client, Client's management shall direct the use of the then remaining media and creative. If necessary, the parties shall effect the transfer of marketing control within thirty (30) days from the close of the five(5) month period.

For purposes of this exhibit B, the term "Cost" when used as "Cost/Consultation" and/or "Cost/Surgical Event" shall mean the amount of expense directly attributable to this Agreement and directly the result of the services Sivla performs, purchases or otherwise engages on behalf of Client which is shown on the Client's Income Statement according to Generally Accepted Accounting Principals and as may be reasonably accepted by the Client's independent outside auditors for any period under consideration.